Exhibit 99.1

Covidien Completes Change in Place of Incorporation

DUBLIN, Ireland – June 5, 2009 – Covidien (NYSE: COV) today announced that its reorganization has been completed and the Company is now incorporated in Ireland. The transaction was completed on June 4, 2009, following receipt of the required approval from the Supreme Court of Bermuda.

Covidien has a well-established presence and a substantial workforce in Ireland, where it has had operations for nearly 30 years. The Company has four factories serving the Medical Devices and Imaging Solutions segments, as well as sales and customer service facilities.

“Ireland has a stable business, legal and regulatory environment and enjoys strong relationships as a member of the European Union. Additionally, Ireland enjoys a long history of international investment and a good network of tax treaties with the United States, the European Union and many other countries where Covidien has major operations,” said Richard J. Meelia, Chairman, President and Chief Executive Officer. “Ireland is a beneficial location for the expanding Covidien markets in Europe, Asia and Africa,” Meelia added.

As a result of the Transaction, Covidien Ltd. common shares were cancelled and Covidien plc ordinary shares were issued to all shareholders. The common shareholders of Covidien Ltd. have become ordinary shareholders of Covidien plc and Covidien Ltd. has become a wholly owned subsidiary of Covidien plc. Shares of the Irish company, Covidien plc, will begin trading on the New York Stock Exchange on June 5, 2009, under the symbol “COV,” the same symbol under which Covidien Ltd. shares traded. Covidien will continue to be subject to United States Securities and Exchange Commission (SEC) reporting requirements, prepare its financial statements and pay dividends in U.S. dollars and continue to be subject to U.S. Generally Accepted Accounting Principles (GAAP).

ABOUT COVIDIEN

Covidien is a leading global healthcare products company that creates innovative medical solutions for better patient outcomes and delivers value through clinical leadership and excellence. Covidien manufactures, distributes and services a diverse range of industry-leading product lines in four segments: Medical Devices, Imaging Solutions, Pharmaceutical Products and Medical Supplies. With 2008 revenue of nearly $10 billion, Covidien has more than 41,000 employees worldwide in 59 countries, and its products are sold in over 140 countries. Please visit www.covidien.com to learn more about our business.

CONTACTS:
Eric Kraus	Coleman Lannum, CFA
Senior Vice President	Vice President
Corporate Communications	Investor Relations
508-261-8305	508-452-4343
eric.kraus@covidien.com	cole.lannum@covidien.com

Bruce Farmer	Brian Nameth
Vice President	Director
Public Relations	Investor Relations
508-452-4372	508-452-4363
bruce.farmer@covidien.com	brian.nameth@covidien.com